UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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Blucora, inc.
(Name of Registrant as Specified in Its Charter)

ANCORA CATALYST INSTITUTIONAL, LP

ANCORA CATALYST, LP

ANCORA MERLIN INSTITUTIONAL, LP

ANCORA MERLIN, LP

ANCORA ALTERNATIVES LLC

ANCORA ADVISORS, LLC

ANCORA FAMILY WEALTH ADVISORS, LLC

THE ANCORA GROUP INC.

INVERNESS HOLDINGS LLC

ANCORA HOLDINGS INC.

FREDERICK D. DISANTO

CINDY SCHULZE FLYNN

ROBERT D. MACKINLAY

KIMBERLY SMITH SPACEK

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Ancora Catalyst Institutional, LP, together with the other participants named herein (collectively, “Ancora”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of stockholders of Blucora, Inc., a Delaware corporation (the “Company”).

Item 1: On April 12, 2021, Ancora issued the following press release:

Ancora Comments on the Blucora Board’s Decision to Continue Wasting Stockholders’ Resources on a Low-Road Campaign

Expresses Disappointment with the Board’s Decision to Continue Attacking Nominee Frederick D. DiSanto and Trying to Divert Attention from the Company’s Substantive Issues

Refutes the Board’s Self-Commissioned Antitrust Analysis and Related Claims with Several Indisputable Facts

Urges the Board to Stop Allocating the Company’s Precious Capital to External Advisors and Prolonging an Election Contest Ancora Remains Open to Settling

CLEVELAND--(BUSINESS WIRE)--Ancora Holdings, Inc. (together with its affiliates, “Ancora”), which collectively with the other participants in its solicitation beneficially owns approximately 3.4% of the outstanding common stock of Blucora, Inc. (NASDAQ: BCOR) (“Blucora” or the “Company”), today issued the below statement in response to the Company’s retention of a former government official to provide an opinion on antitrust matters and its other recent claims. As a reminder, Ancora is seeking to elect Frederick D. DiSanto, Cindy Schulze Flynn, Robert D. MacKinlay and Kimberly Smith Spacek to Blucora’s ten-member Board of Directors (the “Board”) at the Company’s Annual Meeting of Stockholders on April 21, 2021. Ancora urges Blucora’s stockholders to visit www.ABetterBlucora.com to obtain important information, including instructions for how to vote on the WHITE Proxy Card.

***

Ancora is deeply disappointed with the Board’s decision to continue attacking Mr. DiSanto and diverting attention away from the substantive issues that should define this election contest. Since our first public letter in February, Ancora has shunned the notion of attacking any incumbent director’s character or using innuendo to smear any incumbent director’s name. We have been – and will remain – focused on these individuals’ relevant professional qualifications. This is why we can confidently state that our director candidates remain prepared to put this campaign behind them and function as highly-collaborative colleagues in the boardroom.

After reviewing the self-serving and presumably costly antitrust analysis released by Blucora this morning, we are left with one conclusion: this represents a transparent attempt to distract and mislead large institutions on the heels of Institutional Shareholder Services, Inc. recommending on Ancora’s proxy card and for the election of Mr. DiSanto. Unfortunately, we are not surprised by this escalation in light of what we have recently heard from third parties, who informed us that Blucora has been privately slinging mud at our nominees in hopes of accusations becoming public.

We question how any stockholder can support keeping this Board intact when it continues to exhibit such disregard for the following facts:

1.	Ancora is not a competitor of Blucora.

•	Ancora offers very different products to a much different clientele through different marketing channels.
•	Ancora previously filed a lawsuit in Delaware seeking a declaratory judgment to affirm we are not a competitor. Rather than allow a Court to determine the issue, Blucora has hired its own alleged expert, who appears to know very little about Ancora’s business.
•	Ancora previously provided Blucora with a detailed analysis explaining that there is no violation of Section 8 of the Clayton Antitrust Act. Blucora’s expert did not respond to this analysis and relies heavily on flawed assumptions about Ancora’s business and states in which Ancora does business. The flawed assumptions were provided by Blucora’s legal team.

2.	Ancora has a robust culture of compliance.

•	The three-year-old Securities and Exchange Commission settlement that Blucora keeps trying to misrepresent was the result of Ancora proactively identifying certain employees’ political contributions during an audit and then proactively working with its regulator to reach a resolution.
•	Mr. DiSanto was not accused of any wrongdoing.
•	Mr. DiSanto sets the right “tone at the top” of Ancora, as evidenced by the supplemental information shared by us on April 6th in response to one of Blucora’s prior personal attacks.
•	Like many firms that have encountered and learned from similar situations, Ancora is a stronger firm as a result of the three-year-old settlement.
•	Ancora has continuously enhanced its compliance procedures and increased staff in recent years.

3.	Ancora has not undermined its proxy voting policies by seeking to elect Mr. DiSanto.

•	Mr. DiSanto is not over-boarded or over-extended in terms of his responsibilities.
•	Mr. DiSanto has already stepped down from his role as Chief Executive Officer of Regional Brands in anticipation of serving on Blucora’s Board.
•	Mr. DiSanto publicly committed to taking other action to avoid being deemed over-boarded.
•	A leading independent proxy advisory firm recommended for Mr. DiSanto.

We encourage stockholders to see through the current Board’s diversions. Keep in mind that the Board is allowing the Company to spend a large seven-figure sum on numerous advisors who are incentivized to continue smearing us and prolonging this contest. The Company is allocating stockholders’ precious resources to a law firm, financial advisor and several other services providers that now include a retired regulator paid for analysis that supports the Board’s apparent entrenchment goals. Why would the Board prefer to continue down this costly road rather than finally engage in a good faith settlement discussion with us?

Stockholders should know that we have informed Blucora on multiple occasions that we would be willing to settle this contest in exchange for the Company adding just two of our highly-qualified candidates to the Board and forming a committee to conduct a well-governed strategic review of TaxAct this year. We remain ready and willing to reengage despite Blucora’s disappointing conduct.

WE URGE STOCKHOLDERS TO FOCUS ON WHAT MATTERS MOST: INSTALLING DIRECTORS WHO CAN BRING WEALTH MANAGEMENT AND TAX SERVICES EXPERTISE TO THE BOARD

This contest should come down to which director candidates are best positioned to help create enduring value for Blucora’s stockholders and stakeholders, including Avantax financial professionals.

If elected to the Board, each of our director candidates will be completely focused on building bridges and working alongside the remaining incumbents. As previously promised, they will help build a boardroom culture of collegiality, respect and thoughtful debate. Our slate includes the right individuals for the right moment in time:

•	Mr. DiSanto brings a deep understanding of the wealth management industry’s various client markets, important ownership perspectives and valuable corporate governance insight, including with respect to appropriate incentive compensation for executives.

•	Ms. Flynn has two decades of experience holding c-level marketing and communications roles at publicly-traded financial services companies, whereat she helped wealth management and tax leaders develop and implement strategies for growing their brands and revenue streams.

•	Mr. MacKinlay knows tax services and wealth management extremely well based on his two decades of experience at Cohen & Company, where he was National Managing Partner and drove hundreds of millions of dollars in client assets to SEQUOIA Financial Group. He also advised many public companies while at KPMG.

•	Ms. Spacek has vast experience in the investment management, broker-dealer and broader financial services sectors from her time at Owl Creek Asset Management, Davidson Kempner Capital Management and ABN AMRO Bank. She understands business development, advisor and investor relations, and how to develop effective fee structures.

***

About Ancora

Ancora Holdings, Inc. is an employee owned, Cleveland, Ohio based holding company which wholly owns four separate and distinct SEC Registered Investment Advisers and a broker dealer. Ancora Advisors LLC specializes in customized portfolio management for individual investors, high net worth investors, investment companies (mutual funds), and institutions such as pension/profit sharing plans, corporations, charitable & “Not-for Profit” organizations, and unions. Ancora Family Wealth Advisors, LLC is a leading, regional investment and wealth advisor managing assets on behalf of families and high net-worth individuals. Ancora Alternatives LLC specializes in pooled investments (hedge funds/investment limited partnerships). Ancora Retirement Plan Advisors, Inc. specializes in providing non-discretionary investment guidance for small and midsize employer sponsored retirement plans. Inverness Securities, LLC is a FINRA registered Broker Dealer.

Contacts

For Investors:

Ancora Alternatives

James Chadwick

(216) 593-5048

jchadwick@ancora.net

Saratoga Proxy Consulting LLC
John Ferguson / Joe Mills, 212-257-1311

jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Profile
Greg Marose / Charlotte Kiaie, 347-343-2999
gmarose@profileadvisors.com / ckiaie@profileadvisors.com

Item 2: Also on April 12, 2021, the following materials were posted by Ancora to www.ABetterBlucora.com:

A BETTER BLUCORA
HOME CASE FOR CHANGE DIRECTOR CANDIDATES RESOURCES CONTACT HOW TO VOTE

Resources

Important Materials

ISS Recommends Blucora Stockholders Vote For Boardroom Change on Ancora's WHITE Proxy Card | April 9, 2021

Supplemental Slides: Frederick DiSanto | April 6, 2021

Ancora Comments on Blucora's Misleading Letter to Stockholders | April 6, 2021

Supplemental Slides | April 5, 2021

Ancora Issues Letter to Blucora Stockholders to Address the Board's Attack-Filled, Misleading Presentation | April 5, 2021

Ancora Releases Presentation Detailing the Case for Urgent Change Atop Blucora | March 30, 2021

Presentation: The Need for Stockholder-Driven Change in Blucora's Boardroom | March 29, 2021

Ancora Issues Important Letter to Blucora Stockholders | March 26, 2021

Letter to Blucora Stockholders: Ancora Director Candidate Q&As | March 22, 2021

Ancora Releases Q&As With its Four Director Candidates Standing for Election at Blucora's Upcoming Annual Meeting | March 22, 2021

Ancora Issues Open Letter to Advisors Affiliated With Blucora's Avantax Business | March 17, 2021

Ancora Files Proxy Supplement | March 10, 2021

A BETTER BLUCORA
HOME CASE FOR CHANGE DIRECTOR CANDIDATES RESOURCES CONTACT HOW TO VOTE

Ancora Issues Open Letter to Advisors Affiliated With Blucora's Avantax Business | March 17, 2021

Ancora Files Proxy Supplement | March 10, 2021

Letter to Blucora Stockholders | March 10, 2021

Ancora Files Definitive Proxy Statement and Sends Letter to Blucora Stockholders | March 10, 2021

Ancora Nominates Four Highly-Qualified Candidates for Election to the Board of Blucora, Inc. | February 25, 2021

Ancora Sends Letter to Stockholders of Blucora, Inc. | February 25, 2021

Recent News Coverage

Charges fly as $8 billion RIA tries to upend $83 billion Blucora board alleging mismanagement | *RIABiz* | March 24, 2021

Rare Proxy Fight Erupts in Independent Firm Universe | *AdvisorHub* | March 19, 2021

Activist shareholder goes after Avantax parent Blucora in bid to shake up management | *Financial Planning* | March 17, 2021

Activist Investor Ancora Seeks Changes in Blucora Board | *Wealth Management* | March 17, 2021

Ancora Nominates Blucora Directors, Pushes for Tax Business Sale | *Bloomberg* | February 25, 2021

Ancora Nominates Directors at Wealth, Tax Adviser Blucora | *The Deal* | February 25, 2021

Ancora nominates 4 at Blucora | *Activist Insight* | February, 25 2021

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Item 3: Also on April 12, 2021, Ancora issued a replacement slide to its Investor Presentation filed with the SEC on March 29, 2021, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The replacement slide reflects Mr. DiSanto’s resignation as Chief Executive Officer of Regional Brands Inc.